PFF Bank & Trust Announces Plans for 30th Branch

POMONA, Calif., Oct 22, 2004 /PRNewswire-FirstCall/ -- PFF Bancorp (NYSE: PFB) today announced that its wholly owned subsidiary, PFF Bank & Trust, plans to open a new branch in San Bernardino County.

Serving burgeoning Rancho Cucamonga and adjacent Fontana communities, the new Rancho Cucamonga branch, PFF's fourth branch in Rancho Cucamonga, will be located in the new Foothill Crossing Power Center on Foothill Boulevard near Day Creek Boulevard.  The branch will be equipped with standard and merchant teller facilities, and an ATM.  For additional convenience, the branch will extend banking hours to 6 p.m. weekdays and 2 p.m. on Saturdays.

Larry M. Rinehart, President and CEO of PFF Bank & Trust, stated, "We recognize the need to provide our banking services and "Customers First." brand of service to high growth communities such as the Rancho Cucamonga/Fontana area. The area is a highly sought destination of business owners and residents moving from Los Angeles and Orange counties. Land affordability will continue to bring more growth in the future."

While a firm completion date for the new Foothill Crossing branch has yet to be determined, PFF is currently planning a February 2005 opening date.

The new Foothill Crossing branch is PFF's 30th in a network of service-driven branches encompassing eastern Los Angeles, northern Orange, San Bernardino and Riverside counties. Once open, the Foothill Crossing facility represents PFF's fifteenth bank branch in San Bernardino County, joining nearby Fontana, Ontario, Upland and Montclair. In addition to an expanding branch network, PFF Bank & Trust also provides trust and wealth management services from locations in Claremont, Hemet, Palm Desert and Irvine.

SOURCE PFF Bancorp

Lynda Scullin or Salvatore Curasi, both of PFF Bancorp Inc., Pomona, (909)-623-2323.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding PFF Bancorp's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.